UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 26, 2011

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street
Santa Clara, California 95051

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
On April 26, 2011, the Board of Directors (the “Board”) of Extreme Networks, Inc. (“Extreme Networks” or the “Company”) adopted an amendment (the “Amendment”) to the Rights Agreement, dated as of April 27, 2001 as amended on June 30, 2010 (the “Rights Plan”), between Extreme Networks and Mellon Investor Services LLC as the rights agent (the “Rights Agent”). The Rights Plan governs the terms of each right (“Right”) that has been issued with each share of common stock of Extreme Networks. Each Right initially represents the right to purchase one one-thousandth of a share of Series A Preferred Stock of Extreme Networks.
As currently required by the Rights Plan, the Board reviewed the necessity of the provision of the Rights Plan adopted to preserve the value of Extreme Networks' deferred tax assets, including its net operating loss carry forwards, with respect to its ability to fully use its tax benefits to offset future income may be limited if it experiences an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986 as a result of ordinary buying and selling of Extreme Networks' common stock. Following its review, the Board decided it was necessary and in the best interests of Extreme Networks and its stockholders to extend the term of the Rights Plan, and the Company and the Rights Agent entered into the Amendment for the sole purpose to extend the term of the Rights Plan from April 27, 2011 to April 30, 2012. All other provisions of the Rights Plan remain in full force and effect and are not affected by the Amendment.
This summary of the Amendment is qualified in its entirety by the full text of the Amendment, which is incorporated herein by reference. A copy of the Amendment is filed with this Current Report on Form 8-K as Exhibit 4.1.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
On April 26, 2011, the Board appointed Edward H. Kennedy to serve, and Mr. Kennedy began his service, as a member of the Board and as a member of the Audit Committee of the Board, effective immediately. Mr. Kennedy was appointed to fill the vacancy on the Board created upon the entering into of that certain Agreement, dated October 13, 2010, by and between Extreme Networks and the Ramius Group (filed as Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2010). Mr. Kennedy currently serves as the chief executive officer of Tollgrade Communications, Inc.
As a result of his appointment to the Board, Mr. Kennedy will be entitled to the same cash compensation that non-employee members of the Board receive (pro rated for the period of his service for the current year), which is currently: (i) $40,000 in annual compensation for serving on the Board, (ii) $20,000 in annual compensation for serving as a member of the Audit Committee and (iii) the right to receive an initial grant of 8,333 shares of our restricted common stock and an initial option grant to purchase 25,000 shares of our common stock. The restricted stock and option grants will be made under our 2005 Equity Inventive Plan, pursuant to the standard forms of agreement used under the 2005 Equity Inventive Plan for directors. The grant date for awards is generally the second trading day following the public announcement of quarterly financial results following the director's appointment. Each option and restricted stock grant vests 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting of stockholders in that year), subject to the respective director's continuous service on our Board for that period.
There have been no transactions involving the registrant or any of its subsidiaries in which Mr. Kennedy has or will have a direct or indirect material interest that are required to be disclosed by Item 404(a) of Regulation S-K.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year End.

As previously reported on January 31, 2011, our Board approved a change in the Company's fiscal year end from a 52-53 week year ending on the Sunday closest to June 30 to a quarterly month end, with the new fiscal year ending on June 30 of each year, such that the current fiscal year was to conclude on June 30, 2011. After considering this change, the Board decided to implement the change to a quarterly month end at the end of the Company's 2012 fiscal year. As a result, the current fiscal year will end on the Sunday closest to June 30, 2011, which is July 3, 2011, and the fourth quarter of the next fiscal year will end on June 30, 2012.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

4.1	Amendment to Rights Agreement, dated April 26, 2011, between Extreme Networks, Inc. and Mellon Investor Services LLC..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 27, 2011

EXTREME NETWORKS, INC.

By:	/s/ Oscar Rodriguez
Oscar Rodriguez
President and Chief Executive Officer